MMA FINANCIAL, INC.

EMPLOYMENT AGREEMENT
Greg Thor

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 3rd day of October, 2005, by and between MMA Financial, Inc., a Delaware corporation (“Employer”) and Greg Thor (“Employee”).

WHEREAS, Employer and Employee desire to enter into an employment relationship, the terms of which are to be set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1. Employment and Duties. Employer agrees to hire Employee, and Employee agrees to be employed by Employer, in the position of Vice President and Controller (or Chief Accounting Officer) on the terms and conditions provided in this Agreement. Employee shall perform the duties and responsibilities reasonably determined from time to time by Employer consistent with the types of duties and responsibilities typically performed by a person serving in Employee’s position at businesses similar to that of Employer. Employee agrees to devote his/her best efforts and full time, attention and skill in performing the duties of his/her position. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with his/her performance of his/her duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by Employer in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, or (c) from investing in other entities or business ventures.

2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

(a) Base Compensation. Employer shall pay to Employee a salary (“Base Compensation”) at the annual rate of Two Hundred Thousand Dollars ($200,000), payable in accordance with the general policies and procedures of Employer, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Increases in Base Compensation, if any, shall be determined by Employer based on periodic reviews of Employee’s performance. During the term of this Agreement, Employee’s annual Base Compensation shall not be reduced below the initial Base Compensation set forth above.

(b) Incentive Compensation.

(i) In addition to Base Compensation, Employee shall be eligible to receive additional compensation (“Incentive Compensation”), pursuant to such Incentive Compensation Plan as may from time to time be adopted by Employer. The Plan will provide that Employee is eligible to receive an annual bonus of up to 50% of Employee’s Base Compensation then in effect. The amount of the bonus will be based on a formula weighted approximately equally among Employee’s performance and Employer’s company-wide performance. The formula will be initially determined (and may be modified from time to time) by Employer, following consultation with Employee.

(ii) Incentive Compensation will take the form of cash. Employee acknowledges that the formula set forth in the Incentive Compensation Plan may vary for each employee who participates therein. Incentive Compensation for any given fiscal year (beginning in 2006) shall be determined no later than 60 days after the end of Employer’s fiscal year and paid no later than the fifth (5th) day of the third month following the last day of Employer’s fiscal year. If Employee separates from employment during any fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable except as otherwise specifically provided herein.

(c) Signing Incentive. In addition to the foregoing, as a signing incentive, Employer shall pay to Employee upon execution of this Agreement the sum of $25,000 in cash, and shall issue to Employee that number of common shares of Municipal Mortgage & Equity, LLC (the “Company”) having a total value of $225,000 based on the closing price of the shares valued as of October 2, 2005. The shares shall vest in the following installments: 2,042 shares will vest on or about March 1, 2006; 3,062 shares will vest on or about March 1, 2007; and 4,083 shares will vest on or about March 1, 2008; provided, however, that no shares shall be issued if Employer has terminated Employee with cause or for unsatisfactory performance, or the Employee has resigned voluntarily without good reason, on or before the scheduled issuance date of such installment.

3. Employee Benefits. During the term of this Agreement, Employee and his/her eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit his/her participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

4. Vacation, Sickness and Leaves of Absence. Employee shall be entitled to five (5) weeks paid vacation during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Any vacation days that are not taken in a given fiscal year shall accrue and carryover from year to year, and, upon any termination of this Agreement for any reason whatsoever, all accrued and unused vacation time will be paid to Employee within 10 days of such termination based on his/her annual rate of Base Compensation in effect on the date of such termination; provided, however, that no more than ten (10) days of accrued vacation may be carried over at any time. In addition, Employee shall be entitled to such sick leave and holidays, with pay, as Employer provides to other employees. Up to ten (10) days of unused sick leave shall be carried forward or compensated upon termination of employment. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as Employer, in its sole and absolute discretion, may determine.

5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after he/she has delivered to Employer an itemized statement thereof, and after presentation of such invoices or similar records as Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by him/her in connection with the performance of his/her duties. To the extent necessary to avoid characterizing any reimbursement to Employee as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be submitted no later than March 1 following the close of the calendar year in which the expense was incurred by Employee and paid on or before March 15th following the close of such calendar year. Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

6. Term. The initial term of this Agreement shall be for three (3) years (the “Initial Term”), commencing on October 3, 2005 (the “Effective Date”) and ending on October 2, 2008. This Agreement shall automatically renew for successive one-year periods after the end of the Initial Term, unless at least thirty days prior to the commencement of any such extension period either party shall give the other party written notice of its intention to terminate this Agreement. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement in effect at any given time is herein referred to as the “Term.” Any termination of this Agreement shall be subject to Section 8 below.

7. Termination and Termination Benefits.

(a) Termination by Employer.

(i) With Cause. Employer may terminate this Agreement with cause by giving ten (10) days prior written notice to Employee. In such event, Employee shall be paid his/her Base Compensation and all other benefits to which he/she is entitled under this Agreement up through the effective date of termination. For purposes of this Section, termination for cause shall mean (A) acts or omissions by Employee with respect to Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by Employee of money, property or services from Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the noncompetition provisions of this Agreement, (D) breach by Employee of his/her duty of loyalty to Employer, (E) gross negligence by Employee in the performance of his/her duties, (F) repeated failure by Employee to perform services that have been reasonably requested of him/her by Employer, following thirty (30) days notice and opportunity to cure and if such requests are consistent with this Agreement, (G) violation of Employer’s policies with respect to alcohol or drug use or abuse which could under those policies result in an employee’s termination, or (H) conviction of a crime (other than minor traffic violations).

(ii) Unsatisfactory Performance. Employer may terminate this Agreement for unsatisfactory job performance by giving sixty (60) days prior written notice to Employee. In such event, Employee shall be paid his/her Base Compensation and all other benefits to which he/she is entitled under this Agreement up through the effective date of termination. Employee shall also receive, as severance pay, an amount equal to three (3) months’ Base Compensation.

(iii) Without Cause. Employer may terminate this Agreement without cause by giving ninety (90) days prior written notice to Employee. Employee shall be paid his/her Base Compensation and all other benefits to which he/she is entitled under this Agreement up through the effective date of termination, plus a proportionate share of the Incentive Compensation that the Employee would have received for the year in which the termination occurs, based on the ratio which the number of calendar months (including any partial months) worked in the current year bears to twelve (12) (the “Proportionate Share”). Employee shall also receive as severance pay an amount equal to the greater of twelve (12) months Base Compensation or the Base Compensation that Employee would have received during the remaining Term of this Agreement; provided, however, that if notice of termination without cause is given within eighteen (18) months following a Change in Control (as defined below), the severance pay shall be equal to the greater of two (2) years Base Compensation or the Base Compensation that Employee would have received during the remaining Term of this Agreement. Any remaining installments of the signing incentive shall continue to vest in accordance with the schedule described in Section 2(c).

(iv) Disability. If due to illness, physical or mental disability, or other incapacity, Employee shall fail to perform the duties required by this Agreement, Employer may terminate this Agreement by giving 30 days written notice to Employee. In such event, Employee shall be paid his/her Base Compensation and receive all benefits owing to him/her under this Agreement through the effective date of termination and shall receive his/her Proportionate Share. Employee shall also receive as severance pay an amount equal to the greater of twelve (12) months’ or the Base Compensation that Employee would have received during the remaining Term of this Agreement. Any remaining installments of the signing incentive shall continue to vest in accordance with the schedule described in Section 2(c). Employee shall be considered disabled under this paragraph if he/she is unable to work due to disability for a total of 120 or more business days during any 12-month period. Nothing in this paragraph shall be construed to limit Employee’s rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Employee.

(b) Termination by Employee. Employee may terminate this Agreement for good reason by giving 30 days prior written notice to Employer. In such event, Employee shall be paid his/her Base Compensation and shall receive all benefits through the date of termination and shall receive his/her Proportionate Share. Employee shall also receive as severance pay an amount equal to the greater of twelve (12) months Base Compensation or the Base Compensation that Employee would have received during the remaining Term of this Agreement; provided, however, that if notice of termination for good reason is given within eighteen (18) months following a Change in Control (as defined below), the severance pay shall be equal to the greater of two (2) years Base Compensation or the Base Compensation that Employee would have received during the remaining Term of this Agreement. Any remaining installments of the signing incentive shall continue to vest in accordance with the schedule described in Section 2(c). Employee shall have “good reason” to terminate his/her employment if (i) his/her Base Compensation, as in effect at any given time, shall be reduced without his/her consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement, (iii) Employer shall, without Employee’s consent, materially reduce or alter Employee’s duties, or (iv) Employer shall require Employee to take any act which would be a violation of federal, state or local criminal law. With respect to clause (iii), Employee shall be deemed to have consented if such consent is either expressly given or if no objection to any change in duties is given in writing within sixty (60) days of such change being implemented.

(c) Change in Control. The acquisition of voting control of Employer by any one or more persons or entities who are directly, or indirectly through one or more intermediaries, under common control, or who are related to each other within the meaning of Sections 267 and 707(b) of the Internal Revenue Code, shall be deemed a “Change in Control.”

(d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate shall be paid two (2) years’ Base Compensation, payable in a lump sum within five (5) business days’ of Employer’s receipt of any insurance proceeds. In addition, any undisbursed installments of the signing incentive described in Section 2(c) shall be considered vested and shall be issued to Employee’s estate. Employer shall carry as much life insurance on Employee’s life as Employer may from time to time determine.

(e) Severance Payments. Severance payments owing to the Employee under this Section 7 shall be payable in accordance with Employer’s normal payroll schedule unless Employer, in its sole discretion, elects to make a lump sum payment to Employee.

(f) Cooperation. In the event of the termination of Employee’s employment for any reason other than death or disability, for a period of twelve months after the effective date of such termination, Employee agrees to cooperate with and be reasonably available to Employer, at Employer’s request, with respect to matters arising out of Employee’s employment. Employer shall reimburse Employee for all authorized expenses incurred by Employee during such period in connection with such cooperation.

(g) Payment of Deferred Compensation. To the extent that any amount payable under this Section 7 would otherwise constitute Deferred Compensation (defined in subsection 7(h) below) if paid in accordance with the provisions of this Section 7 (or would constitute Deferred Compensation if paid pursuant to the exercise of any discretion by the Employer under this Section 7), then any amount remaining unpaid as of the last day on which such amounts must be paid in order to avoid the characterization of such amounts as Deferred Compensation shall be paid in a single lump sum on or before such date. If, notwithstanding the forgoing, any amount payable under this Section 7 is deemed to be Deferred Compensation, then such Deferred Compensation shall become payable only upon the Employee’s Separation from Service (defined in subsection 7(h) below). Further, to the extent that the Employee is a Specified Employee (defined in subsection 7(h) below), Deferred Compensation payable in connection with a Separation From Service that must be delayed in order to comply with Section 409A(a)(2)(B) of the Code shall not be made before the date which is six (6) months after the date of the Employee’s Separation from Service (or, if earlier, the date of death of the Employee). Any payment that is delayed in accordance with the forgoing sentence shall be made on the first business day following the expiration of such six (6) month period.

(h) Definitions.

(i) “Deferred Compensation” means any amount that is deemed to be deferred compensation under (and subject to) Section 409A of the Code.

(ii) “Specified Employee” has the meaning given to such term by Section 409A(a)(2)(B)(i) of the Code.

(iii) “Separation From Service” means a separation from service within the meaning of Section 409A of the Code.

8. Covenant Not to Compete.

(a) Noncompetition (corporate). Except as provided below, from and after the Effective Date and continuing for the longer of (i) 12 months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Employee shall not without the prior written consent of Employer: (v) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer; (w) solicit any employee of Employer to change employment; (x) solicit any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Employee’s termination; (y) disclose proprietary or confidential information of Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; or (z) disparage the Company or any of its products, partners, officers, directors, employees, affiliates, subsidiaries or agents in his or her dealings with any person or entity within or outside of the Company, except that statements made pursuant to legal process shall not be deemed to violate this clause. Notwithstanding the foregoing, if Employer terminates Employee without cause under Section 7(a)(iii) of this Agreement, or Employee resigns for good reason under Section 7(b), clause (v) of this paragraph (a) shall not apply. As used herein “Major Competitor” shall mean Charter Mac and its Affiliates, GMAC and its Affiliates, and any other person or entity whose primary business lines include business lines in which the Company or its subsidiaries are engaged, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million.

(b) Reasonable Restrictions. Employee acknowledges that the restrictions of subparagraph (a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction which the court will enforce as reasonable.

(c) Specific Performance. Employee acknowledges that the obligations undertaken by him/her pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

9. Indemnification and Liability Insurance. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his/her employment) provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Employee’s duty of loyalty to, Employer. Employer shall at all times carry Directors’ and Officers’ liability insurance in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000).

10. Miscellaneous.

(a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

(b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

(c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

(d) Representations of Employer. Employer represents and warrants to Employee that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action.

(e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require.

(f) Compliance with Section 409A. To the extent that Section 409A of the Code applies to any election or payment required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.

(g) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

If to Employer:

MMA Financial, Inc.

621 East Pratt Street

Suite 300

Baltimore, Maryland 21202

Attention: Chief Executive Officer

If to Employee:

12024 Sand Hill Manor Drive

Marriottsville, MD 21104

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

MMA FINANCIAL, INC.

By: Melanie M. Lundquist
Name: Melanie M. Lundquist
Title: Executive Vice President and Chief Financial Officer

EMPLOYEE:

/s/ Gregory J. Thor
Greg Thor